Exhibit 99.1

Insperity Announces Upcoming Retirement of Director Michael Brown
HOUSTON - May 24, 2017 - Insperity, Inc. (NYSE: NSP), a leading provider human resources and business performance solutions for America’s best businesses, announced today that Michael W. Brown has decided to retire from the company’s board at the company’s 2017 annual meeting of stockholders, which is scheduled to be held on June 16, 2017.

“It has been an honor and privilege to have served on the Board of Directors of Insperity and to have played a role in its pioneering leadership in the professional employer industry. I am proud of the company’s substantial growth and achievements since joining the Board shortly after the company’s initial public offering in 1997,” said Mr. Brown. “With Insperity’s record performance in 2016, I am retiring with great confidence in the momentum and direction of the business.”
“Mike has been a key member of the board and has been a trusted advisor to the company for 20 years,” said Paul J. Sarvadi, chairman and chief executive officer. “On behalf of the Board, we thank Mike for sharing his valuable insights and for his dedicated service to the Board and our stockholders. We wish him well in his retirement.”
About Insperity
Insperity, a trusted advisor to America’s best businesses for more than 31 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Software, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2016 revenues of $2.9 billion, Insperity operates in 61 offices throughout the United States. For more information, visit http://www.insperity.com.